PepsiCo’s Steve Reinemund to Retire as Chairman in May, 2007
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Board of Directors Appoints Indra K. Nooyi as Chief Executive Officer
Effective October 1, 2006

PURCHASE, NY, August 14, 2006 – PepsiCo announced today that Steve Reinemund, 58, Chairman and CEO, will retire next May. “After 22 years with PepsiCo, more than five of them as Chairman and CEO, I have decided that my family is entitled to more time from me than the responsibilities and obligations of continuing as PepsiCo’s CEO requires and deserves,” said Mr. Reinemund. “It was, in many respects, the toughest and easiest decision of my life.”

The board of directors has elected Indra K. Nooyi, 50, as CEO effective October 1, 2006. Mr. Reinemund will serve as Executive Chairman of PepsiCo and will continue to serve as a member of the board of directors until his retirement in May, 2007.

In addition, PepsiCo also announced that Ms. Nooyi’s current responsibilities will be divided between two PepsiCo veterans. Richard Goodman, 57, who has 12 years of service with the company and is currently CFO of PepsiCo International, will assume the position of CFO for the corporation with responsibility for Tax, Treasury, Control, Risk Management and Audit and Investor Relations. Hugh F. Johnston, 44, currently Senior Vice President, Transformation, has been promoted to the newly created position of Executive Vice President, Operations and will add Global Procurement and Information Technology to his responsibilities. Mr. Johnston has worked at PepsiCo for 17 years. Both executives will report to Ms. Nooyi.

Ms. Nooyi joined the $33 billion global convenient foods and beverages company in 1994 and has served as President and Chief Financial Officer since 2001, when she was also named to PepsiCo’s board of directors. As the fifth CEO in PepsiCo’s 41-year history, she brings vast and unique skills to the job. She has directed the company’s global strategy for over a decade and was the primary architect of PepsiCo’s restructuring, including the divestiture of its restaurants into the successful YUM! Brands, Inc., the spin-off and public offering of company-owned bottling operations into anchor bottler Pepsi Bottling Group (PBG), acquiring Tropicana, and the merger with Quaker Oats that brought the vital Quaker and Gatorade businesses to PepsiCo. Recently, she has been driving critical cross-business initiatives to enhance operations and enable PepsiCo to meet the changing needs of consumers and retailers.

“Indra’s record of transforming PepsiCo speaks for itself, and she has been an invaluable partner and ally throughout my time as CEO,” said Mr. Reinemund. “She not only co-authored our vision and drafted our strategic blueprint, she has a sharp talent for turning insightful ideas and plans into realities and for developing and replenishing our talent base. Having worked side-by-side with Indra for many years, I am convinced she is more than qualified and clearly ready for her new role leading PepsiCo.”

Steve Reinemund, a 22-year PepsiCo veteran, has led the corporation since 2001. From 2001 to 2005, PepsiCo’s revenues increased by more than $9 billion, net income increased by 70%, earnings per share increased by 80%, its annual dividend doubled and the company’s market capitalization surpassed $100 billion. During 2006, PepsiCo has continued to build on that growth record. Last month, PepsiCo announced strong second-quarter earnings across all businesses, with a 12% increase in net revenue and 15% EPS growth. In conjunction with today’s announcement, PepsiCo reiterated its confidence for the year and reconfirmed its forecast for 2006 full-year earnings of at least $2.95 per share.

Commenting on the transition, Mr. Reinemund said, “It has been a privilege to lead PepsiCo and I have wonderful memories of my 22 years here. I have a deep passion for the company and enormous respect for the people. However, I also have a deep love for my family and I believe the time is right to devote more attention at home, which I look forward to doing after completing a smooth business transition over the next nine months.”

Speaking on behalf of PepsiCo’s board of directors, presiding director Robert E. Allen said: “Steve’s contributions as Chairman and CEO and throughout his service to PepsiCo have been exemplary. In addition to the growth of the company during his tenure, there are three big areas that will mark his legacy to this company – his passionate commitment to health & wellness, diversity & inclusion and values-based leadership.”

“At the very start of his tenure as CEO, he orchestrated the merger with Quaker, which gave PepsiCo substantial momentum and enabled it to become an industry leader in offering a pragmatic and balanced approach to delivering health and wellness solutions for consumers. It is evident in his move to quickly and voluntarily eliminate trans fats from Frito-Lay snacks, years ahead of when companies were required to start reporting trans fat content in their products.”

“Steve has had a strong commitment to diversity and inclusion. From the outset he has been relentless about attracting diverse talent and driving innovation by embracing different viewpoints with an eye towards growing the business by reaching out to the expanding population of diverse consumers.”

“Finally, he has been the model of values-based leadership. His entire tenure has been marked by a singular focus on always doing what is best for PepsiCo and all its stakeholders, reinforced by the utmost integrity and total transparency. That legacy extends to the thoughtful and orderly succession he initiated many months ago with the board, which he has worked diligently to carefully organize until the plans were recently completed. We are deeply indebted to Steve and greatly appreciate his leadership, particularly in leading the company over the last five years, and wish him and his family all the best.”

Speaking for the board, Mr. Allen continued, “We are exceedingly fortunate to have a leader of Indra’s caliber, vision and experience take the helm. She has been instrumental to PepsiCo’s solid direction and ongoing success and has the complete endorsement and support of the board. We have seen firsthand the difference that Indra has made on the business and the people, and we look forward to working even more closely with her to usher in the next generation of dramatic growth and advancement that has been a hallmark of PepsiCo since its founding.”

Commenting on her appointment, Ms. Nooyi said, “I am humbled by the opportunity to lead PepsiCo, and profoundly grateful to follow in the footsteps of Steve Reinemund, Roger Enrico, Wayne Calloway and Don Kendall. Steve has steered the company to a strong and enviable position, and he will be a continuing source of wisdom and perspective. I am equally fortunate to have amazing partners, not only on the board and executive team, but in the 157,000 bright, talented colleagues around the world who deliver the results every day and are as committed as I am to continue capturing every growth opportunity.”

As CEO, Ms. Nooyi’s leadership team of direct reports will include the company’s division chiefs — Michael D. White, PepsiCo Vice Chairman and Chairman & CEO of PepsiCo International, who is also a member of the board of directors; Albert P. Carey, President & CEO of Frito-Lay North America; John C. Compton, President & CEO of Quaker-Tropicana-Gatorade; Thomas Greco, President of PepsiCo Sales; and Dawn Hudson, President & CEO of Pepsi-Cola North America.

Corporate staff officers reporting to Ms. Nooyi will include Richard Goodman as CFO and Hugh Johnston as EVP, Operations, along with Larry D. Thompson, Senior Vice President, Government Affairs, General Counsel and Secretary; Margaret D. Moore, Senior Vice President, Human Resources; Ron Parker, Senior Vice President, Diversity and Inclusion; Antonio Lucio, Senior Vice President, Chief Innovation and Health & Wellness Officer; and Tod J. MacKenzie, Senior Vice President, Communications.

In closing, Mr. Reinemund said: “It gives me great pride that this organization continues to develop the kind of talent that enables the board to continue the unbroken tradition of selecting a strong CEO successor from within the ranks of our leadership, and provides qualified leaders to seamlessly backfill Indra’s roles as well. I am absolutely confident that PepsiCo’s future is in very capable hands, starting with Indra and deep into the organization. I truly believe she and her team will not only sustain the achievements we have made, but will take PepsiCo to an even higher level of success. I look forward to cheering their continued accomplishments.”

About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $33 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual sales.

Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.

Conference Call
At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss information contained in this press release. Note: Members of the news media are welcome to listen-in on the call by webcast. For details visit the Company’s website at www.pepsico.com.

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PepsiCo Executive Changes — Biographies

Steven S Reinemund (58 years)
Prior to becoming Chairman & CEO in May, 2001, Mr. Reinemund served as PepsiCo’s President and Chief Operating Officer (COO) starting in 1999. From 1996 to 1999, he was Chairman and CEO of Frito-Lay’s worldwide operations, and from 1992 to 1996 he led the company’s North American snack division. Mr. Reinemund started his career with PepsiCo in 1984 at its Pizza Hut division (now part of YUM! Brands, Inc.), and serving as CEO from 1986 until 1992. Before joining PepsiCo, Mr. Reinemund held positions with the Roy Rogers division of Marriott Corporation and IBM, and also served as an officer in the U.S. Marine Corps. In addition to the PepsiCo board, he is a director of Johnson & Johnson.

Indra K. Nooyi (50 years)
Ms. Nooyi most recently served as PepsiCo’s President and Chief Financial Officer (CFO), a position to which she was named in May, 2001, when she was also elected to the board of directors. Before assuming this position in 2001, Ms. Nooyi had been Senior Vice President (SVP) and CFO since February, 2000. Between 1996 and 1999, Ms. Nooyi was SVP of Corporate Strategy and Development. Prior to joining PepsiCo in 1994 as SVP of Strategic Planning, Ms. Nooyi spent four years as SVP of Strategy and Strategic Marketing for Asea Brown Boveri. From 1986 to 1990, Ms. Nooyi was Vice President and Director of Corporate Strategy and Planning at Motorola, where she joined the company as the business development executive for its automotive and industrial electronics group. Before joining Motorola, she spent six years directing international corporate strategy projects at the Boston Consulting Group. Ms. Nooyi started her career in India, where she held product manager positions at Johnson & Johnson and at Mettur Beardsell, Ltd., a textile firm. In addition to the PepsiCo board of directors, Ms. Nooyi serves as a member of the board of the Federal Reserve Bank of New York, Motorola, the International Rescue Committee and Lincoln Center for the Performing Arts. She is also a Successor Fellow of Yale Corporation and on the Advisory Board of the Yale School of Management, the Board of Trustees for the Eisenhower Fellowships and Asia Society, and a member of the Executive Committee of the Trilateral Commission. Ms. Nooyi holds degrees from Yale University (Master of Public and Private Management), the Indian Institute of Management (MBA) and Madras Christian College (B.S.).

Richard Goodman (57 years)
Mr. Goodman most recently served as Senior Vice President (SVP) and Chief Financial Officer (CFO) of PepsiCo International, a role he assumed in 2003. Mr. Goodman joined PepsiCo in 1992 as Vice President of Corporate Strategic Planning, International. He became CFO of KFC International and then SVP/CFO of Taco Bell (both companies are now part of YUM! Brands, Inc.), when those businesses were part of PepsiCo’s restaurant operations. In 2000, Mr. Goodman became General Auditor and head of Risk Management. He was named SVP/CFO of PepsiCo Beverages International in 2001. Before joining PepsiCo, Mr. Goodman was with W.R. Grace in a variety of global CFO positions. He holds degrees (PhD, MBA, M.A. and B.A.) from Columbia University.

Hugh F. Johnston (44 years)
Mr. Johnston most recently served as Senior Vice President (SVP), Transformation, with responsibility for major cross-business initiatives including Project OneUp, Supply Chain and Go-To-Market strategies. He previously served as Chief Financial Officer (CFO) for PepsiCo Beverages and Foods, and as Senior Vice President (SVP) of Mergers & Acquisitions for the corporation. Mr. Johnston held finance positions with General Electric before joining PepsiCo in 1987. He is a member of the board of directors of Junior Achievement in Chicago. Mr. Johnston holds degrees from the University of Chicago (MBA) and Syracuse University (B.S.).